Exhibit 10.3
October 7, 2022

Eric Chang
Ecchang621@gmail.com

Re: Offer of Employment with Edgio, Inc.

Dear Eric:

Congratulations and welcome to our First Team! We believe that Edgio will offer you interesting challenges as well as the opportunity for growth and professional development. Please review the following summary of our offer that explains what you can expect from us and what we expect from you.

●Your position will be Chief Accounting Officer reporting to Stephen Cumming, Chief Financial Officer and your work location designation will be Remote. You will be required to devote your full business efforts and time to the Company and will use good faith efforts to discharge your obligations.

●As Chief Accounting Officer, you will serve as the Principal Accounting Officer and shall be a Section 16 Officer subject to reporting and other obligations under Section 16 of the Securities Exchange Act of 1934.

●You will receive an annual salary of $320,000 paid over twenty-four pay periods on the 15th and last day of each month.

●Your anticipated start date is October 31, 2022 pending your timely submission and completion of pre-employment requirements.

●Your annual target bonus opportunity is 40% of your annual salary and will be prorated based on your date of hire. Bonuses are discretionary and contingent upon the company meeting its financial metrics. If funded, bonus will be based on Company and individual performance. Receipt of any such discretionary bonus is contingent upon your continued employment with the Company through the date such bonus is paid and subject to board approval.

●Your New Hire equity grant is:
o$165,000 Restricted Stock Units (RSUs)
o$165,000 Stock Options

Equity will be granted under and subject to the terms, definitions, and provisions of Edgio’s Amended and Restated 2007 Equity Incentive Plan (the Plan). Grant recommendations will be presented to the Compensation Committee or its delegate for consent the month following your start date. We will send you a written notice of the grant within thirty (30) days of its approval (the Notice). The grant will be subject to the terms and conditions of the Plan and the Notice, which include the vesting schedule and conditions. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

●Equity Awards: You may from time to time be issued stock options, RSUs or other equity awards under the Plan or a successor plan. You will be eligible to participate in the 2022 equity incentive grants, with a grant value of $165,000, subject to Compensation Committee approval of the type of equity award, terms and conditions of the 2022 grants.

●Benefits: You are eligible to enroll in Edgio’s Group Health Plans on the first day of the month following your date of hire.

●401(k): You may elect to participate in Edgio’s 401(k) Retirement Savings Plan on the first day of the month following 30 days of employment. We match 100% of the first 3% and 50% of the next 2%. Both employee and employer contributions are immediately vested.

●Employee Stock Purchase Plan (ESPP): You may participate in Edgio’s ESPP, which allows you to purchase the Company’s stock at a discounted rate through payroll deductions. We offer two open enrollment periods (winter and summer).

●Paid Time Off (PTO): We believe that it is important for you to take the time you need when you need it. Edgio has a flexible PTO policy for exempt employees that can be used for a variety of reasons. This allows employees to coordinate PTO without hard and fast limits; therefore, PTO is not accrued for exempt employees and all time off is up to your coach’s discretion.

●Employment “at-will”: You and the Company agree that your employment with the Company constitutes “at-will” employment and acknowledge that your employment may be terminated at any time, with or without good cause or for any or no cause, at the option of either you or the Company.

●Severance: If your employment is terminated by the Company: (i) without Cause (as defined below) or for a resignation for Good Reason (as defined below) and such termination is not in connection with a Change of Control (as defined below), subject to signing and not revoking a separation and release agreement in a form acceptable to the Company and irrevocable no later than sixty (60) days following the effective date of termination, you shall receive continued payment of your base salary (subject to applicable tax withholdings) for six (6) months from the effective date of the termination, such amounts to be paid in accordance with the Company’s normal payroll policies; or (ii) without Cause or for a resignation for Good Reason and such termination is in connection with a Change of Control, subject to signing and not revoking a separation and release agreement in a form acceptable to the Company and irrevocable no later than sixty (60) days following the effective date of termination, you shall receive (x) continued payment of your base salary (subject to applicable tax withholdings) for six (6) months from the effective date of the termination, such amounts to be paid in accordance with the Company’s normal payroll policies, (y) fifty percent (50%) of your target annual incentive for the year in which the effective date of the termination occurs, and (z) one hundred percent (100%) of your then outstanding unvested equity awards will vest on the effective date of the termination.

“Cause” means:

(i)    Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of you with respect to your obligations under this offer letter or otherwise relating to the business of the Company, repeated instances of neglect of your duties after notice of such neglect, or failure or refusal to carry out lawful directions from the CFO with respect to your obligations under this offer letter or otherwise relating to the business of the Company;

(ii)    Any act of personal dishonesty taken by you in connection with your responsibilities as an employee of the Company, if taken with the intention or reasonable expectation that such action may result in the substantial personal enrichment of you;

(iii)    Your conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv)    A breach of any fiduciary duty owed to the Company by you that has a material detrimental effect on the Company’s reputation or business;

(v)    You being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability);

(vi)    You (a) obstruct or impede; (b) endeavor to obstruct, impede or improperly influence, or (c) fail to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation will not constitute “Cause”; or

(vii)    Your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Company under this offer letter, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible).

“Change of Control” will mean the occurrence of any of the following events:

(i)The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
(ii)     The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)     Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.

“Good Reason” means your voluntary resignation of employment because of the existence of any of the following reasons and which reason(s) continue following written notice and the expiration of any cure period (as discussed below), without your written consent:

(i)A significant, material reduction of your duties, position, or responsibilities, relative to your duties, position, or responsibilities in effect immediately prior to the reduction of such duties, position or responsibilities that you assert constitutes the basis for resignation for Good Reason. A change of title alone is not Good Reason;

(ii)A material reduction in your cash compensation (either annual salary, or annual salary and annual incentive target combined) as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to other similarly situated executive officers of the Company and which one time reduction reduces the cash compensation by a percentage reduction of ten percent (10%) or less in the aggregate will not be deemed material and will not constitute “Good Reason”;

(iii)A failure by the Company to require any successor entity to the Company specifically to assume all of the Company's obligations to you under this Agreement;

(iv)A material change in the geographic location from which you must perform services (that is, a requirement that you re-locate your permanent residence from your then-current location), it being recognized that you will be required to travel and be present in the Company’s offices, as reasonably required, in performance of your business duties; or

(v)A material breach by the Company (or its successor) of any material contractual obligation owed you pursuant to this offer letter (including, without limitation, the failure of the Company to obtain the assumption of this Agreement by a successor).

You will not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days.

We reserve the right to conduct background investigations and/or reference checks on all our potential employees, where permitted by law. Your job offer is contingent upon a clearance of such a background investigation and/or reference check.

For purposes of federal immigration law, you will be required to provide to us documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to us any and all agreements relating to your prior employment that may affect your eligibility to be employed by us or limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with us, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which we are now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to us. Similarly, you agree not to bring any third-party confidential information to Edgio, including that of your former employer, and that in performing your duties for us, you will not in any way utilize any such information.

As an Edgio employee, you will be expected to abide by our Code of Ethics and Business Conduct. Specifically, you will be required to sign an acknowledgement that you have read and understand our general rules of conduct which are included in the First Team Guide. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the CIIA) which requires, among other provisions, the assignment of patent rights to any invention made during your employment with us, and non-disclosure of our confidential and/or proprietary information. Please note that we must receive your signed CIIA before your first day of employment.

This offer letter is not to be construed as an employment agreement, rather it is an employment at-will offer and is contingent upon the successful completion of the pre-employment process. Please indicate your acceptance of our employment offer by signing this original offer letter and return it to us by Monday, October 10, 2022.  Understand that by signing this letter, you are acknowledging your understanding of the terms.

 We look forward to the opportunity to welcome you to Edgio!

Sincerely,
The People Experience Team

Eric Chang
Signature:     /s/ Eric Chang            Date signed: October 7, 2022